Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-172020, 333-140083 and 333-222724 on Form S-8 of our reports dated September 27, 2018, relating to the consolidated financial statements and financial statement schedule of New Oriental Education & Technology Group Inc., its subsidiaries, its variable interest entities (the “VIEs”) and the VIEs’ subsidiaries and schools (collectively, the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of New Oriental Education & Technology Group Inc. for the year ended May 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

September 27, 2018